EXHIBIT 99.2

PRESS RELEASE	FOR IMMEDIATE RELEASE
PROVIDENCE, RI	APRIL 22, 2008

Nestor Receives Delisting Notice from NASDAQ; Receives Waiver and Forbearance from Senior Note holders

PROVIDENCE, RI – April 22, 2008 – Nestor, Inc. (NASDAQ: NEST), a leading provider of video-based traffic safety systems and services, today announced that it has received a Nasdaq staff determination letter dated April 22, 2008, notifying the Company that it has not complied with Nasdaq Marketplace Rule 4310(c)(4).  The Company had initially been notified on April 23, 2007 that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days.  In accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until October 22, 2007, to regain compliance with the Rule.  On October 23, 2007, because the Company met The Nasdaq Capital Market initial inclusion criteria set forth in Rule 4310(c) (except the bid price), the Company was given an additional 180 calendar day compliance period through April 21, 2008.  Because the Company has not regained compliance with Rule 4310(c), the Nasdaq Staff has determined to delist the Company’s securities from the Capital Market.

Accordingly, unless the Company requests an appeal of this determination, trading of the Company’s common stock will be suspended at the opening of business on May 1, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market.

The Company was advised by NASDAQ that the Company may appeal Staff’s determinations to the Panel, pursuant to the procedures set forth in the NASDAQ Marketplace Rule 4800 Series. The Company was advised that in connection with any such appeal, it would be asked to provide a plan to regain compliance to the Panel.  Historically, Panels have generally viewed a reverse stock split in 30 to 60 days as the only definitive plan acceptable to resolve a bid price deficiency.  A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision, if received by April 29, 2008 prior to 4:00 pm.  If the Company does not appeal Staff’s determination to the Panel, the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”  The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application (a “Form 211”) is cleared.  Only a market maker, not the Company, may file a Form 211.  Pursuant to Marketplace Rules 6530 and 6540, a form 211 cannot be cleared if the issuer is not current in its filing obligations.

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The failure of the Company to maintain the listing of its common stock on the Nasdaq Stock Market or on another national stock market or exchange would constitute an Event of Default under its existing Senior Debt and under certain Warrants issued in connection with that Senior Debt.  The Company, however, has secured a Waiver and Forbearance from the Required Holders of its Senior Secured Notes and Warrants temporarily waiving the Events of Default until June 30, 2008.  The purpose of the Waiver and Forbearance is to provide the Company and the Holders with an opportunity to negotiate a modification of the Senior Notes and the Warrants or to consummate another transaction that would be of mutual benefit.  More details regarding these Senior Secured Notes may be found in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2008.  Because the Company has obtained the Waiver and Forbearance, it does not expect that it will appeal the Staffs delisting determination.  Instead, the Company intends to focus on consummating a transaction with the Holders of its Senior Notes and Warrants which will permit the Company to continue its operations in a positive manner.  The Company intends to seek to be traded on the OTC Bulletin Board.

The opinion of our auditors included in our 2007 Annual Report on Form 10-K, and as further discussed by management in Note 1 to the audited financial statements and elsewhere in the Form 10-K filed with the Securities and Exchange Commission on April 15, 2008, contained an unqualified opinion with an explanatory paragraph regarding our substantial net losses in recent years which raised doubt regarding the Company’s ability to continue as a going concern. As a result, we continue to seek additional sources of equity and debt financing to fund system installations and to position ourselves to capitalize on new market and growth opportunities; however, there can be no assurance that the funds will be available on terms acceptable to us, if at all.

Clarence A. Davis, Chief Executive Officer of Nestor, Inc. stated the following: “Although we are disappointed that the market has not yet recognized the dramatic advances the Company has made, we remain confident in the Company’s future and look forward to finalizing a transaction with our Senior Note Holders that will give the Company the runway it needs to succeed in the marketplace.  We are delivering some of the finest service and best conviction rates in the industry and will continue to grow our operations through strategic sales initiatives.”

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  We may not meet the expectations disclosed in our forward-looking statements and investors should not place undue reliance on those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, legal and legislative challenges to automated traffic enforcement, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.  Investors are advised to read Nestor's Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report.  The forward-looking statements in this letter represent our current views and we disclaim any obligation to update these forward-looking statements.

For more information, call (401) 274-5658 or visit www.nestor.com.

CONTACT:	Brian Haskell
General Counsel
401-274-5658 ext. 738
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